Exhibit 99.1
KINDER MORGAN INCREASES QUARTERLY DIVIDEND
TO $0.48 PER SHARE, UP 14%

KMI on Track to Meet its Full-Year Dividend Target of $2 Per Share

Generated $206 Million in Cash Coverage in Excess of Declared Dividends in the Quarter

HOUSTON, April 15, 2015 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved an increase in its quarterly cash dividend to $0.48 ($1.92 annualized) payable on May 15, 2015, to shareholders of record as of the close of business on April 30, 2015. This represents a 14 percent increase over the first quarter 2014 dividend of $0.42 per share ($1.68 annualized) and is up from $0.45 per share ($1.80 annualized) for the fourth quarter of 2014.
Chairman and CEO Richard D. Kinder said, “Despite some headwinds due primarily to a rough commodity pricing environment, KMI had a good first quarter and will increase its dividend to $0.48 per share, and we remain on track to meet our full-year dividend target of $2.00 per share. Our first quarter performance demonstrated once again that our large diversified portfolio of mostly fee-based assets can produce good results even in tumultuous market conditions. We earned distributable cash flow before certain items of $0.58 per share for the first quarter, which equates to coverage in excess of our dividends of $206 million. Our five business segments produced $1.912 billion in segment earnings before DD&A and certain items, in line with the first quarter 2014, primarily driven by increases in our Products Pipelines and Terminals segments offsetting a decline in our CO2 segment. We also completed the approximately $3.1 billion acquisition of Hiland Partners on Feb. 13, 2015. This transaction establishes a premier midstream platform for us in the Bakken, with a significant amount of acreage dedicated under long-term gathering agreements with some of the Bakken’s largest and most successful producers.
“Our current project backlog of expansion and joint venture investments is $18.3 billion. Beginning this quarter, our project backlog includes capitalized overhead (which added approximately $850 million) to more accurately reflect the total investment in our projects.

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Without this adjustment, our project backlog decreased by approximately $200 million from the fourth quarter earnings release. Since the fourth quarter earnings release, we have placed nearly $400 million of completed projects into service, removed approximately $900 million in projects (primarily in the CO2 segment as a result of projects being delayed beyond the time horizon of our five-year backlog due to lower commodity prices) and added approximately $1.1 billion driven by new projects. Projects in the backlog have a high certainty of completion and drive future growth at the company across all of our business segments.”
KMI reported first quarter distributable cash flow before certain items of $1.242 billion versus $573 million for the comparable period in 2014. This increase is primarily attributable to the KMI merger transactions completed in November 2014. Distributable cash flow per share before certain items was $0.58 compared to $0.55 for the first quarter last year. First quarter net income before certain items was $445 million compared to $624 million for the same period in 2014. Certain items after tax in the first quarter totaled a net gain of $14 million compared to a net loss of $23 million for the same period last year. Net income was $459 million compared to $601 million for the first quarter last year. The decrease in net income before certain items was driven by higher interest expense, book taxes and DD&A expense.
Overview of Business Segments
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $1.087 billion, up 1 percent from $1.076 billion for the same period last year. Natural Gas Pipelines is on track to exceed its published annual budget of 1 percent growth.
“Growth in this segment compared to the first quarter last year was led by contributions from the Hiland acquisition, strong performance at El Paso Natural Gas pipeline due to strong transport revenue and good results at our South Texas Copano midstream assets,” Kinder said. “First quarter growth was somewhat offset by lower commodity prices affecting certain of our midstream gathering and processing assets. Earnings were also negatively impacted at Tennessee Gas Pipeline (TGP) by milder weather compared to the extremely cold weather experienced during the first quarter of 2014, at Kinder Morgan Louisiana pipeline as a result of a customer contract buyout and at KinderHawk due to a restructured contract.”

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Natural gas transport volumes were up 6 percent compared to the first quarter last year driven by a number of expansion projects that came online during 2014, primarily at TGP, as well as significantly higher power generation load on Southern Natural Gas pipeline due to lower natural gas prices. Sales volumes on the Texas Intrastate system were also up by 6 percent compared to the first quarter last year.
Natural gas continues to be the fuel of choice for America’s future energy needs, and certain industry experts are projecting gas demand increases of about 40 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Since Dec. 1, 2013, KMI has entered into new and pending firm transport capacity commitments totaling 7.3 Bcf/d, and its pipelines currently move about one-third of the natural gas consumed in America. Future opportunities include the need for more capacity in the Northeast, demand for gas-fired power generation, LNG exports and exports to Mexico. KMI currently has a backlog of natural gas projects of approximately $5.3 billion.
The CO2 business produced first quarter segment earnings before DD&A and certain items of $281 million, down from $366 million for the same period in 2014. The CO2 business is expected to be below its annual budget of an 8 percent decline from 2014 due to lower commodity prices.
“Lower commodity prices once again impacted earnings overall, but our SACROC Unit continued to generate strong production,” Kinder said. “SACROC reported record quarterly oil production in the first quarter, averaging 35.7 thousand barrels per day (MBbl/d), up 13 percent from the first quarter last year, and NGL sales volumes of 19.5 MBbl/d, up 3 percent from the first quarter last year, at our Snyder Gas Plant. We also had record monthly throughput in March on our Wink Pipeline, which delivered 136 MBbl/d of crude from the Permian Basin to a refinery in El Paso, Texas. In addition, we were able to offset some of the impact from lower commodity prices by generating various cost savings across our CO2 business. While CO2 volumes declined versus the first quarter of 2014, they were only slightly below plan for the quarter. CO2 demand has remained relatively stable, but is not currently growing due to customer capital constraints related to existing market conditions.”
Combined gross oil production volumes averaged 59.7 MBbl/d for the first quarter, up 6 percent from 56.1 MBbl/d versus the same period last year. Oil production net to Kinder

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Morgan was up 9 percent compared to the same period last year. SACROC’s first quarter production was significantly above both first quarter 2014 results and plan, and Yates produced solid results but was slightly below both first quarter 2014 results and plan. First quarter Katz and Goldsmith production was above the same period last year, but well below plan. The average West Texas Intermediate (WTI) crude oil price for the first quarter was $48.63 per barrel versus $98.68 for the first quarter of 2014. Kinder Morgan’s 2015 budget assumed an average WTI crude oil price of approximately $70 per barrel. The commodity impact on the CO2 segment in the first quarter was consistent with the sensitivities announced at the beginning of the year, that every $1 per barrel change in the average WTI crude oil price will impact the CO2 segment’s distributable cash flow by approximately $7 million.
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $245 million, up 20 percent from $204 million for the comparable period in 2014. Products Pipelines expects to exceed its published annual budget of 29 percent growth.
“Growth in this segment compared to the first quarter of 2014 was driven by higher volumes on the Kinder Morgan Crude and Condensate Pipeline (KMCC), the startup of the petroleum condensate processing facility along the Houston Ship Channel, which began service in March, higher volumes and margins on our Pacific system, improved results on Cochin resulting from the July 2014 completion of the reversal project and contributions from the Double H Pipeline, which was part of our Hiland acquisition,” Kinder said. “First quarter earnings were negatively impacted by lower transmix results due to unfavorable inventory pricing.”
Total refined products volumes were up 5.6 percent for the first quarter versus the same period in 2014. Segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 7.4 percent compared to the first quarter of 2014, which included a nice increase on Plantation. NGL volumes were up 38 percent compared to the same period last year due to completion of the reversal project on Cochin. Condensate volumes more than tripled versus the first quarter last year primarily due to the continued ramp up of volumes on KMCC.

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Products Pipelines handled about 10.4 million barrels of biofuels (ethanol and biodiesel) in the first quarter, up almost 2 percent compared to the same period last year. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $264 million, up 16 percent from $228 million for the same period in 2014. The Terminals business expects to meet its published annual budget of 20 percent growth.
“Approximately 70 percent of the growth in the first quarter was organic versus the same period last year, with the remainder coming from acquisitions,” Kinder said. “The increase in first quarter earnings was led by strong performance at our liquids terminals, driven by various expansions across our network. The Jones Act tanker acquisitions also contributed significantly to growth in this segment, along with contributions from the recently acquired Vopak terminals. Earnings were impacted by a softening of the domestic steel market, with volumes down 24 percent compared to the first quarter of 2014. Continued weakness in global coal markets also impacted the segment, which saw coal export volumes decline 36 percent versus the same period last year. However, the impact on earnings was offset by the long-term minimum tonnage commitments the company has with its customers.”
For the first quarter, Terminals and Products Pipelines combined handled 25.9 million barrels of ethanol, down from 26.2 million barrels for the same period last year. The slight decline reflects the company’s previously announced sale of certain smaller terminal facilities to Watco Companies in exchange for an incremental equity interest in Watco. KMI currently handles approximately one-third of the ethanol used in the United States.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $41 million versus the $48 million it reported for the same period in 2014.  Demand for capacity remained high on the Trans Mountain pipeline system in the first quarter, with higher mainline throughput into Washington state and strong activity at the Westridge Terminal resulting in a 10 percent throughput increase compared to the same period last year.  The earnings decline was primarily due to an unfavorable foreign exchange rate, as the Canadian dollar declined in value by approximately 11 percent since the first quarter of 2014. Kinder Morgan Canada expects to come in below its published annual budget of 1 percent growth because of expected continued weakness in the Canadian dollar.

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2015 Outlook
KMI expects to declare dividends of $2.00 per share for 2015, an approximately 15 percent increase over the 2014 declared dividend of $1.74 per share. Our budgeted cash coverage in excess of our declared dividends is $654 million and is based on an assumed average WTI crude oil price of approximately $70 per barrel and a Henry Hub natural gas price of $3.80 per MMBtu in 2015. The overwhelming majority of cash generated by KMI’s assets is fee based and is not sensitive to commodity prices.  KMI does have some commodity price sensitivity, primarily in its CO2 segment, and hedges the majority of its next 12 months of oil production to minimize this sensitivity.  For 2015, the company estimates that every $1 per barrel change in average WTI crude oil price will impact Kinder Morgan’s distributable cash flow by approximately $10 million, and each $0.10 per MMBtu change in the average price of natural gas will impact distributable cash flow by approximately $3 million.  Even adjusting for current commodity prices, the company expects to have significant excess coverage in 2015.
Other News (Note: project costs now include capitalized overhead, consistent with the explanation in the backlog paragraph of this release.)
Natural Gas Pipelines

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The company closed its acquisition of Hiland Partners in February for a total purchase price of approximately $3.1 billion, including the assumption of approximately $1 billion of debt (net of approximately $0.3 billion paid down immediately upon closing).  Hiland’s assets are mostly fee based and consist of crude oil gathering and transportation pipelines, and gas gathering and processing systems primarily serving production from the Bakken in North Dakota and Montana. The transaction also included gathering and processing systems in the Woodford shale and other areas of Oklahoma.

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In March, TGP announced it finalized anchor shippers for the market path portion of the proposed Northeast Energy Direct (NED) Project. Collectively, shippers have committed to over 550,000 dekatherms per day (Dth/d) of incremental transportation capacity to move natural gas from the prolific Marcellus Shale region to meet New England’s growing consumer and industrial gas needs, as well as help bolster electric reliability and lower electric costs for consumers. NED’s market path, from Wright, New York, to Dracut, Massachusetts, and beyond, is scalable to 1.2 Bcf/d, or ultimately 2.2 Bcf/d. Kinder Morgan remains keenly aware of the effect that pipeline constraints have on electric prices and reliability in the region, and has been actively involved in working to develop a regional solution. According to ISO New England, New Englanders paid an additional $3 billion in electricity costs in the winter of 2013-2014 due to natural gas capacity shortages. A project in-service date of Nov. 1, 2018, is planned, subject to regulatory approvals. TGP is continuing to negotiate with potential shippers for the market path, including electric distribution companies and others, and expects to announce additional shippers soon. TGP

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also continues to negotiate with potential shippers with respect to capacity commitments for the supply path portion of the project from Susquehanna County, Pennsylvania, to Wright, New York. Anticipated capital required for both the market path and the supply path is approximately $5 billion.

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Permitting continues for the full 10-train development of the proposed Elba Liquefaction Company’s export project at Elba Island, Georgia. Kinder Morgan expects to receive FERC approval of its certificate application later this year. The project has already received Free Trade Agreement (FTA) LNG export authority and an application to export to non-FTA countries is currently pending, but it is not a requirement for completion. At full development, the Elba Liquefaction Project is expected to have total capacity of approximately 350 million cubic feet per day (MMcf/d) of natural gas (2.5 million tonnes per year of LNG). KMI’s expected investment in the project (including related KMI-owned terminal facilities) is approximately $1.3 billion. Subject to regulatory approvals, initial LNG production is expected to occur in 2017.

•
Work continues on the Elba Express Company and Southern Natural Gas Company expansion projects to provide 854,000 Dth/d of incremental natural gas transportation service to support the needs of customers in Georgia, South Carolina and northern Florida. Expansion capacity would also serve the proposed Elba Liquefaction Project. The project will add north-to-south transportation capacity to the existing Elba Express Pipeline in multiple phases. The combined capital costs of the two projects will be approximately $302 million and the first phases are expected to be in service in June 2016.

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TGP recently filed an application for a FERC certificate for the Broad Run Expansion Project, which includes construction of two new compressor stations in Kanawha County, West Virginia, one new compressor station in Davidson County, Tennessee, and one new compressor station in Madison County, Kentucky. TGP also expects to increase compression capacity by modifying two existing compressor stations in Powell and Boyd counties in Kentucky. In 2014, Antero Resources was awarded 790,000 Dth/d of long-term firm north-to-south capacity for 15 years. The anticipated in-service date of the 200,000 Dth/d Broad Run Expansion Project is Nov. 1, 2017. The Broad Run Flexibility Project, which is already under construction, will provide 590,000 Dth/d of firm transportation capacity on the same path and is expected to be in service Nov. 1, 2015. The estimated capital expenditure for both projects is approximately $786 million.

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Work continues on TGP’s approximately $205 million South System Flexibility Project, which will provide more than 900 miles of north-to-south transportation capacity on the TGP system from Tennessee to South Texas and expand Kinder Morgan’s transportation service to Mexico. An initial 150,000 Dth/d of capacity was placed in service on Jan. 1, 2015, and the remainder of the project is expected to be completed by December 2016. In 2014, TGP awarded a binding contract for all of the 500,000 Dth/d of capacity to MexGas Supply.

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Work on TGP’s fully subscribed 500,000 Dth/d Utica Backhaul Project is nearing completion, with final modifications to compressor stations on the TGP Line 500 system and pipeline upgrading slated to be completed by the third quarter of 2015. Initial capacity sales began April 1, 2014. The project provides firm transportation service for Marcellus and

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Utica production from receipt points as far north as Mercer, Pennsylvania, for delivery to multiple Gulf Coast delivery points. The estimated capital expenditure for the project is approximately $203 million.

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TGP recently filed a FERC certificate application to transport natural gas to the Susquehanna region of Pennsylvania as part of the proposed approximately $156 million Susquehanna West Project.  The project would provide 145,000 Dth/d of additional capacity for one customer and would include compressor and pipeline modifications and looping in Pennsylvania. Subject to regulatory approvals, construction is planned to begin in January 2017, and a Nov. 1, 2017, in-service date is anticipated.

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Work continues on TGP’s fully subscribed Marcellus to Milford project, which would provide 135,000 Dth/d of long-term expansion capacity from the Marcellus supply basin to TGP’s interconnection with Columbia Gas Transmission in Pike County, Pennsylvania. The project includes pipeline looping and compressor station upgrades in New Jersey and Pennsylvania. The approximately $141 million project is expected to be in service in June 2018, subject to regulatory approvals, and is supported by long-term agreements with three customers.

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TGP has contracted with a major merchant power plant developer to provide 180,000 Dth/d of firm transportation capacity for a planned power plant project in Pennsylvania. An open season for the approximately $96 million project closed on April 1, and TGP plans a FERC certificate application later this month. An in-service date of June 1, 2018, is planned.

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Work continues on TGP’s proposed approximately $90 million Connecticut Expansion Project. The fully subscribed project will provide 72,000 Dth/d of additional long-term capacity for three natural gas utility customers. Subject to regulatory approvals, the project is expected to be in service in November 2016.

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Kinder Morgan Louisiana Pipeline (KMLP) has entered into a precedent agreement with Cheniere’s Sabine Pass Liquefaction, LLC that will further upgrade its existing pipeline system in Louisiana.  The approximately $144 million expansion project will increase KMLP’s east-to-west reconfigured system capacity by 600,000 Dth/d to serve Cheniere’s Train 5 at the Sabine Pass Liquefaction facility in Cameron Parish, Louisiana.  The precedent agreement also commits Cheniere to take an additional 600,000 Dth/d of capacity on KMLP to serve Train 6 at the facility if that train reaches timely final investment decision. A Train 6 commitment would increase the project capital to $215 million. This project is an addition to the previously announced KMLP expansion project to serve Magnolia LNG in Lake Charles, Louisiana.  Pending regulatory approvals and Cheniere’s final investment decision, the portion of the project serving Train 5 is anticipated to be placed in service in late 2019.

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Natural Gas Pipeline Company of America (NGPL) has executed binding agreements with Antero Resources, Nicor Gas, North Shore Gas and Occidental Energy Marketing for incremental firm transportation service on its Gulf Coast mainline system from the Rockies Express Pipeline interconnection in Moultrie County, Illinois, to points north on NGPL’s pipeline system. These commitments will support the first phase of the Chicago Market Expansion project, which will increase NGPL’s capacity by 238,000 Dth/d and provide transportation service to markets in proximity to Chicago, Illinois. The contracts are for an

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average term of 11 years. NGPL intends to file for a certificate application with the FERC in June and the project is expected to be in service in November 2016 pending regulatory approvals. Kinder Morgan owns a 20 percent interest in and operates NGPL.
CO2

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Construction is more than halfway complete at Kinder Morgan’s approximately $344 million Cow Canyon expansion project in southwestern Colorado. This expansion is anticipated to increase CO2 production in the Cow Canyon area of the McElmo Dome source field by 200 MMcf/d. The project is on schedule for 100 MMcf/d of CO2 to come online by July 2015, with the remaining 100 MMcf/d expected to be in service by the end of 2015.

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Work continues on the approximately $200 million northern portion of the Cortez Pipeline expansion, which will increase CO2 transportation capacity from 1.35 Bcf/d to 1.5 Bcf/d. Initial service is expected to begin this summer, with the northern expansion completed by year end. Due to significantly lower commodity prices, the southern expansion has been delayed. The Cortez Pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects.

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Kinder Morgan continues to move forward on the Tall Cotton Field pilot project in Gaines County, Texas. The approximately $100 million project is the industry’s first greenfield Residual Oil Zone CO2 project and encompasses 180 acres, with potential additional development, assuming success of this project. The company initiated CO2 injection in Tall Cotton in November 2014 and first oil response is now expected in the third quarter of this year.

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Due to current market conditions related to the significant decline in oil prices, KMI has postponed its planned development of the St. Johns CO2 source field, the associated construction of the Lobos Pipeline and expansion of the southern portion of the Cortez Pipeline.

Products Pipelines

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Stakeholder outreach and permitting activities are underway for the company’s proposed Palmetto Pipeline, which will move gasoline, diesel and ethanol from Louisiana, Mississippi and South Carolina to points in South Carolina, Georgia and Florida. The approximately $1 billion project (KMI investment net of partner interest is $824 million) has a design capacity of 167,000 barrels per day (bpd) and will consist of a segment of expansion capacity on the Plantation pipeline that Palmetto will lease from Plantation Pipe Line Company, and a new 360-mile pipeline to be built from Belton, South Carolina, to Jacksonville, Florida. The company anticipates an in-service date of July 2017, pending regulatory approvals.

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Work continues on the company’s approximately $517 million Utopia East pipeline. As previously announced by NOVA Chemicals Corporation, NOVA has executed a long-term transportation agreement with Kinder Morgan to support the project. The Utopia East pipeline will have an initial design capacity of 50,000 bpd, expandable to more than 75,000 bpd. The new pipeline will originate in Harrison County, Ohio, and connect with Kinder Morgan’s existing pipeline and facilities in Fulton County, Ohio, transporting ethane and

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ethane-propane mixtures eastward to Windsor, Ontario, Canada. Subject to the receipt of permitting and regulatory approvals, the project is expected to be in service by early 2018.

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The first 50,000 bpd unit of Kinder Morgan’s new approximately $400 million petroleum condensate processing facility along the Houston Ship Channel began operations this quarter, producing specification material in March 2015. A second 50,000 bpd splitter unit is expected to begin service in July of this year. The 100,000 bpd project is supported by a long-term, fee-based agreement with BP North America.

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Kinder Morgan continues to develop its proposed Utica Marcellus Texas Pipeline, which will provide connectivity to major processing and fractionation hubs in the basin and terminate in Mont Belvieu, Texas. The pipeline will have a maximum design capacity of 375,000 bpd for transporting natural gas liquids and discussions are ongoing with potential shippers. The project involves the abandonment and conversion of approximately 964 miles of natural gas service on TGP, the construction of approximately 200 miles of new pipeline from Louisiana to Texas, and approximately 80 miles of new laterals in Ohio. Subject to customer commitments and regulatory approvals, the pipeline is expected to be in service in 2018.

•
KMCC continues to benefit from strong Eagle Ford crude and condensate production and plans to expand system capacity to 360,000 bpd. It currently has long-term commitments for over 90 percent of the existing 300,000 bpd of capacity. Multiple KMCC-related expansion projects are in various stages of development to connect to additional Eagle Ford supplies and Texas Gulf Coast market outlets. Projects completed in March include the Double Eagle-KMCC interconnection, and a tank and offloading facilities at the Gonzales Station that facilitate transportation of crude and condensate to the Houston Ship Channel. Including joint ventures and other projects, KMI’s investments related to Eagle Ford crude and condensate opportunities currently total approximately $1 billion and all are supported by long-term customer contracts.

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As part of the Hiland transaction noted in the Natural Gas Pipelines section, Kinder Morgan acquired the Double H Pipeline, which transports crude oil from North Dakota to Wyoming, where it delivers to local markets and interconnects with the Pony Express Pipeline for further transportation to Cushing, Oklahoma. The 485-mile pipeline was placed in service in February of this year and has an initial capacity of approximately 84,000 bpd, with contracts for approximately 80,000 bpd. Construction has begun on an expansion project for additional pumping capacity, which will increase the total long-haul capacity to approximately 108,000 bpd. Additionally, a new connection to bring short-haul volumes to the system is under construction at Douglas, Wyoming, and is expected to be in service in the second quarter of 2015.

Terminals

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In March, Kinder Morgan announced a new 50-50 joint venture with Keyera Corp. to build a new crude oil storage terminal in Edmonton, Alberta.  The joint venture has entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 4.8 million barrels of crude oil storage at a new facility called the Base Line Terminal.  KMI’s investment in the joint venture terminal is approximately CAD$372 million (includes capitalized interest and overhead) for an initial 12 tank build out, with commissioning

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expected to begin in the second half of 2017.  Separately, KMI will invest up to an additional CAD$75 million outside the joint venture for connecting pipelines and related infrastructure for a total project investment of approximately CAD$447 million.  Following completion of the initial tank build out, Kinder Morgan will have nearly 12 million barrels of merchant storage in the Edmonton market.

•
In February, Kinder Morgan completed its previously announced approximately $158 million purchase of three terminals and one undeveloped site from Royal Vopak. The transaction was immediately accretive to KMI’s distributable cash flow upon closing. The acquisition included a 36-acre, 1 million plus barrel storage complex adjacent to Kinder Morgan’s Galena Park facility along the Houston Ship Channel, two terminals in North Carolina and an undeveloped site at Perth Amboy, New Jersey. The transaction increased Kinder Morgan’s liquids storage capacity by more than 2.2 million barrels, with 115 tanks and added critical dock capacity along the Houston Ship Channel and in Wilmington, North Carolina. Including this acquisition, the company’s overall Houston Ship Channel presence will total over 45 million barrels of capacity upon completion of existing expansion projects.

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Work continues at various Kinder Morgan facilities along the Houston Ship Channel to help meet customers’ growing demand for refined product storage and dock services. At the Kinder Morgan Export Terminal along the Houston Ship Channel, construction continues on a new ship dock to handle ocean going vessels, 12 tanks with 1.5 million barrels of liquids storage capacity, two barge docks and cross-channel pipelines. The approximately $189 million project is supported by a long-term contract with a major ship channel refiner and will connect to Kinder Morgan’s nearby Galena Park terminal. The project is now expected to be in service in the first quarter of 2017 because of permit receipt delays.

•
The final three tanks of a nine-tank, 1.2 million-barrel build were placed into service in the first quarter at Kinder Morgan’s Galena Park terminal, as work continued on a new barge dock at the Pasadena facility. Expected to be in service by year end, the barge dock at Pasadena will provide capacity to handle up to 50 additional barges per month. Capital expenditures for the infrastructure improvements are approximately $137 million.

•
In April, construction began on the third of five tankers ordered by Kinder Morgan’s American Petroleum Tanker business at General Dynamics’ NASSCO shipyard in San Diego. The five tankers are slated for receipt between 2015 and mid-2017 and are supported by long-term time charters with major shippers. Each of the tankers will be 50,000-deadweight-ton, LNG-conversion-ready product carriers, with a 330,000 barrel cargo capacity.

Kinder Morgan Canada

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Kinder Morgan Canada is currently engaged in the process of achieving approval from the National Energy Board (NEB) for the Trans Mountain Expansion Project. The company continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities. To date, 15 community benefits agreements representing 87 percent of the 690 miles of expansion rights-of-way have been completed, and one-third of the directly affected First Nations along the pipeline have agreed to mutual benefits agreements. The NEB decision is scheduled for

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January 2016 and accordingly, the company expects the Trans Mountain expansion to be completed in the third quarter of 2018. Thirteen companies in the Canadian producing and oil marketing business signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed $5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd.
Financings

•	In the first quarter, KMI sold shares valued at approximately $1.745 billion under its at-the-market equity distribution program.

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In February 2015, KMI issued $800 million of 31-year senior notes at a fixed rate of 5.05 percent.  KMI also issued an aggregate of €1,250 million of 7 and 12 year senior notes in March 2015 and swapped the entire amount to U.S. dollars (approximately $1,358 million) at fixed rates equivalent to approximately 3.79 percent and 4.67 percent, respectively.

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. Kinder Morgan is the largest midstream and third largest energy company in North America with an enterprise value of more than $130 billion. For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 15, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per share, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Distributable cash flow before certain items is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Distributable cash flow before certain items is also a quantitative measure used in the investment community because the value of a share of an entity

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like KMI that pays out a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders as compared to its stock price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. A reconciliation of distributable cash flow before certain items to net income is provided in this release. Distributable cash flow before certain items per share is distributable cash flow before certain items divided by average outstanding shares, including restricted shares that participate in dividends. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. Segment earnings before DD&A as presented in our GAAP financials are included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of distributable cash flow before certain items, and segment earnings before DD&A and certain items may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of

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KMI - Q1 Earnings	Page 14

management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Revenues	$3,597	$4,047

Costs, expenses and other
Operating expenses	1,595	2,126
Depreciation, depletion and amortization	538	496
General and administrative	179	172
Taxes, other than income taxes	115	110
Loss on impairments of long-lived assets	51	—
Other expense (income)	4	(4)
	2,482	2,900

Operating income	1,115	1,147

Other income (expense)
Earnings from equity investments	102	99
Loss on impairments of equity investments	(26)	—
Amortization of excess cost of equity investments	(12)	(10)
Interest, net	(489)	(448)
Other, net	13	13

Income before income taxes	703	801

Income tax expense	(244)	(200)

Net Income	459	601

Net loss (income) attributable to noncontrolling interests	10	(314)

Net income attributable to KMI	$469	$287

Class P Shares
Basic and Diluted Earnings Per Common Share	$0.22	$0.28

Basic Weighted-Average Number of Shares Outstanding (1)	2,141	1,029

Diluted Weighted-Average Number of Shares Outstanding (1)	2,151	1,029

Declared dividend per common share	$0.48	$0.42

Segment EBDA
Natural Gas Pipelines	$1,015	$1,070
CO2	336	363
Products Pipelines	246	208
Terminals	270	210
Kinder Morgan Canada	41	48
Other	(6)	7
Total Segment EBDA	$1,902	$1,906

Notes
(1)	For 2015 and 2014, outstanding KMI convertible preferred securities were antidilutive. For 2014 outstanding KMI warrants were also antidilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014(16)
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$1,087	$1,076
CO2	281	366
Products Pipelines	245	204
Terminals	264	228
Kinder Morgan Canada	41	48
Other	(6)	(3)
Subtotal	1,912	1,919

DD&A and amortization of excess investments	(550)	(506)
General and administrative (1) (2)	(169)	(163)
Interest, net (1) (3)	(514)	(445)
Subtotal	679	805

Book taxes (4)	(234)	(181)
Certain items
Acquisition expense (5)	(11)	(12)
Pension plan net benefit	12	9
Fair value amortization	23	11
Legal and environmental reserves (6)	(4)	(15)
Mark to market and ineffectiveness (7)	64	—
Loss on asset disposals or impairments, net of insurance recoveries	(79)	(7)
Other	7	(4)
Subtotal certain items before tax	12	(18)
Book tax certain items	2	(5)
Total certain items	14	(23)
Net income	$459	$601

Net income before certain items	$445	$624
Net income attributable to 3rd party noncontrolling interests (8)	(5)	—
Depreciation, depletion and amortization (9)	634	583
Book taxes (10)	262	214
Cash taxes (11)	2	(4)
Other items (12)	8	(113)
Sustaining capital expenditures (13)	(104)	(81)
MLP declared distributions (14)	—	(650)
DCF before certain items	$1,242	$573

Weighted Average Shares Outstanding for Dividends (15)	2,159	1,036

DCF per share before certain items	$0.58	$0.55
Declared dividend per common share	$0.48	$0.42

Notes ($ million)
(1)
Excludes certain items:
1Q 2015 - Natural Gas Pipelines $(72), CO2 $55, Products Pipelines $1, Terminals $6, general and administrative $(1), interest expense $23.
1Q 2014 - Natural Gas Pipelines $(6), CO2 $(3), Products Pipelines $4, Terminals $(18), Other $10, interest expense $(5).

(2)	General and administrative expense is net of certain management fee revenues from an equity partner: 1Q 2015 - $(9), 1Q 2014 - $(9).
(3)	Interest expense excludes interest income that is allocable to the segments: 1Q 2015 - Products Pipelines $1, Other $1. 1Q 2014 - Products Pipelines $1, Other $1.
(4)
Book tax expense excludes book tax certain items. Also excludes income tax that is allocated to the segments:
1Q 2015 - Natural Gas Pipelines $(2), CO2 $(2), Products Pipelines $(1), Terminals $(4), Kinder Morgan Canada $(3).
1Q 2014 - Natural Gas Pipelines $(4), CO2 $(2), Products Pipelines $(1), Terminals $(3), Kinder Morgan Canada $(4).

(5)	Acquisition expense related to closed acquisitions.
(6)	Legal reserve adjustments related to certain litigation and environmental matters.
(7)	Gain or loss is reflected in EBDA at time of physical transaction.
(8)
Represents net income allocated to third-party ownership interests in consolidated subsidiaries (i.e. for prior period, excludes noncontrolling interests associated with our former MLPs). 1Q 2015 excludes noncontrolling interests of $15 related to an impairment included as a certain item.

(9)	Includes KMI's share of certain equity investees' DD&A: 1Q 2015 - $84 1Q 2014 - $77
(10)	Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity method investees' book tax expense: 1Q 2015 - $16 1Q 2014 - $19
(11)	Includes KMI's share of taxable equity method investees' cash taxes: 1Q 2015 - $1 1Q 2014 - $(2)
(12)
For 2015, consists primarily of non-cash compensation associated with our restricted stock program. The restricted shares related to the program are included in our weighted average shares outstanding for dividends. For 2014 periods, consists primarily of excess coverage at our former MLPs (i.e. the amount by which distributable cash flow exceeded their declared distribution).

(13)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 1Q 2015 - $(18) 1Q 2014 - $(3)
(14)	Represents distributions to KMP and EPB limited partner units formerly owned by the public. Not applicable after 3Q 2014.
(15)	Includes restricted shares that participate in dividends and dilutive effect of warrants.
(16)	Certain amounts have been reclassified to conform to the current presentation.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended March 31,
	2014	2013
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	35,716	33,649
Sales Volumes (BBtu/d) (3)	2,395	2,254
Gas Gathering Volumes (BBtu/d) (2) (4)	3,548	3,155
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	329	251

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.23	1.33
Southwest Colorado Production - Net (Bcf/d) (6)	0.58	0.56
Sacroc Oil Production - Gross (MBbl/d) (7)	35.73	31.76
Sacroc Oil Production - Net (MBbl/d) (8)	29.76	26.45
Yates Oil Production - Gross (MBbl/d) (7)	18.79	19.65
Yates Oil Production - Net (MBbl/d) (8)	8.43	8.71
Katz Oil Production - Gross (MBbl/d) (7)	3.95	3.52
Katz Oil Production - Net (MBbl/d) (8)	3.29	2.93
Goldsmith Oil Production - Gross (MBbl/d) (7)	1.27	1.21
Goldsmith Oil Production - Net (MBbl/d) (8)	1.10	1.04
NGL Sales Volumes (MBbl/d) (9)	10.01	9.92
Realized Weighted Average Oil Price per Bbl (10) (11)	$72.62	$91.89
Realized Weighted Average NGL Price per Bbl (11)	$20.70	$49.44

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (12)	66.8	64.2
Diesel	24.9	24.5
Jet Fuel	21.0	21.0
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	112.7	109.7
Plantation (MMBbl) (13)
Gasoline	40.6	37.1
Diesel	10.7	10.3
Jet Fuel	6.8	6.4
Sub-Total Refined Product Volumes - Plantation	58.1	53.8
Parkway (MMBbl) (13)
Gasoline	3.2	1.7
Diesel	1.3	0.8
Jet Fuel	—	—
Sub-Total Refined Product Volumes - Parkway	4.5	2.5
Total (MMBbl)
Gasoline (12)	110.6	103.0
Diesel	36.9	35.6
Jet Fuel	27.8	27.4
Total Refined Product Volumes	175.3	166.0
NGLs (14)	12.1	8.8
Condensate (15)	19.6	4.6
Total Delivery Volumes (MMBbl)	207.0	179.4
Ethanol (MMBbl) (16)	9.8	9.7

Volume Highlights (continued) (historical pro forma for acquired assets)

	Three Months Ended March 31,
	2014	2013
Terminals
Liquids Leasable Capacity (MMBbl)	81.3	71.6
Liquids Utilization %	95.1%	94.4%
Bulk Transload Tonnage (MMtons) (17)	16.8	20.4
Ethanol (MMBbl)	16.1	16.5

Trans Mountain (MMBbls - mainline throughput)	27.6	25.0

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, NGPL (100%), and Citrus (100%) pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput volumes. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(12)	Gasoline volumes include ethanol pipeline volumes.
(13)	Plantation and Parkway reported at 100%.
(14)	Includes Cochin and Cypress (100%).
(15)	Includes KMCC, Double Eagle (100%), and Double H.
(16)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(17)	Includes KMI's share of Joint Venture tonnage.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$259	$315
Other current assets	3,030	3,437
Property, plant and equipment, net	40,289	38,564
Investments	6,011	6,036
Goodwill	24,907	24,654
Deferred charges and other assets	11,603	10,192
TOTAL ASSETS	$86,099	$83,198

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$3,435	$2,717
Other current liabilities	3,349	3,645
Long-term debt	39,633	38,212
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	2,091	1,934
Other	2,092	2,164
Total liabilities	50,700	48,772

Shareholders' Equity
Accumulated other comprehensive loss	(193)	(17)
Other shareholders' equity	35,262	34,093
Total KMI equity	35,069	34,076
Noncontrolling interests	330	350
Total shareholders' equity	35,399	34,426
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$86,099	$83,198

Debt, net of cash (1)	$42,825	$40,614

EBITDA (2)	$7,350	$7,368

Debt to EBITDA	5.8	5.5

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt ($16mm) as we have entered into swaps to convert that debt to US$.

(2)	EBITDA includes add back of our share of certain equity investees' DD&A and is before certain items.